UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 of
the Securities Exchange Act of 1934

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BEYOND COMMERCE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

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BEYOND COMMERCE, INC.
750 Coronado Center Drive, Suite 120
Henderson, NV 89052
INFORMATION STATEMENT
May 10, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being made available to the stockholders of record of Beyond Commerce, Inc. (“we”, “us”, or “our”, or the “Company”), as of the close of business on May 10, 2011.  This Information Statement is being sent to you for information purposes only.  No action is requested or required on your part.

This Information Statement is being furnished to you to inform you that the holders of shares representing a majority of the voting power of our securities have adopted, by written consent, resolutions authorizing us to approve and adopt an amendment the Company’s Certificate of Incorporation (the “Amendment”) to effect, (i) increase the number of shares of Common Stock of the Company (the “Common Stock”) authorized for issuance from 200,000,000 to 1,000,000,000; and (ii) increase the number of shares of Preferred Stock of the Company (the “Preferred Stock”) authorized for issuance from 50,000,000 to 250,000,000; and (iii) in the discretion of our Board of Directors, a reverse stock split of the Company’s common stock at any time prior to next annual meeting of stockholders at a reverse split ratio in the range of between 1-for-2 and 1-for-30, which specific ratio will be determined by our Board of Directors (the “Reverse Stock Split”) (collectively, the “Amendments”).

Increase in Authorized Common & Preferred Stock

The Company has funded a large part of our working capital needs from the sale of securities, including the sale of convertible promissory notes and warrants.  We currently are authorized to issue up to 200,000,000 shares of common stock, and 50,000,000 of preferred stock.  However, as of March 31, 2011, we already had issued and outstanding a total of 188,143,368 shares of common stock and would like to effect a proportional amount of preferred stock to successfully execute our business strategy in raising additional investment capital.  In addition, we also have convertible promissory notes and common stock purchase warrants outstanding.  If these convertible promissory notes are converted, approximately 260,000,000 additional shares of common stock would be issued to the noteholders.  In addition if the warrants are exercised, approximately 118,000,000 additional shares of common stock would be issued to the warrant-holders.  Accordingly, if the maximum number of shares are issued upon the conversion of currently outstanding promissory notes and upon the exercise of currently issued and outstanding warrants, we would exceeded the shares of common stock left for future issuances.

The purpose of the increase in the number of authorized shares of common stock is to make additional shares of capital stock available for issuance by our company as the Board deems appropriate or necessary.  As we have previously publicly disclosed, based upon our currently available funds, we will have to obtain additional financing in order to fund our ongoing business and operations and meet our working capital needs.  We currently anticipate that we will seek to raise additional capital through the sale of additional shares of common stock, preferred stock or securities convertible into common stock.  Furthermore, additional and newly authorized shares may be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing strategic partnerships or other business relationships, or for other corporate purposes.

Our Board does not intend to solicit further stockholder approval prior to the issuance of any authorized shares of common stock, except as may be required by applicable law.  Holders of our common stock as such have no statutory preemptive or subscription rights with respect to future issuances of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any preferred stock then outstanding, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

The increase in the authorized number of shares of common stock will not have any immediate effect on the rights of existing stockholders.  Any subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of the company.  Any issuance of additional shares of common stock also could have the effect of diluting any future earnings per share and book value per share of the outstanding shares of our common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the company.  Except pursuant to outstanding warrants and convertible debentures, we have no present agreement or commitment, however, to issue any additional shares of common stock.

Possible Anti-Takeover Effect

 In addition to financing purposes, the Company could also issue shares of Common Stock or Preferred Stock that may, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.  When, in the judgment of the Board of Directors, this action will be in the best interest of the stockholders and the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company.  Such shares also could be privately placed with purchasers favorable to the Board of Directors in opposing such action.  In addition, the Board of Directors could authorize holders of a series of Common or Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction.  The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts.  The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders of the Company.  The issuance of new shares also could be used to entrench current management or deter an attempt to replace the Board of Directors by diluting the number or rights of shares held by individuals seeking to control the Company by obtaining a certain number of seats on the Board of Directors. The Company has no present agreement, commitment or has any intention to issue additional shares of common stock except pursuant to the current outstanding warrants and convertible debentures.

Reverse Stock Split

The Board of Directors, believing it to be in the best interests of the Company, approved the proposal to have the discretionary authority to implement the Amendment to our Certificate of Incorporation (assuming approval of the Shareholder amendment will be to our Articles of Incorporation) to effect a reverse stock split of common stock at any time prior to next year’s annual meeting of stockholders at a reverse split ratio in the range of between 1-for-2 and 1-for-30 (the “Reverse Stock Split”), which specific ratio will be determined by our Board of Directors.

The par value of the shares of our common stock will not be changed in connection with the Reverse Split.  The Board of Directors determined that the decrease in outstanding  shares was necessary in order for the Company to consummate future financing transactions or business combinations.

The Reverse Split will be realized simultaneously and at the same ratio for all shares of the common stock.  All holders of common stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our shareholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split.  In lieu of issuing fractional shares, the Company will round up in the event a shareholder would be entitled to receive less than one share of common stock.  In addition, the Reverse Split will not affect any holder of our common stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of common stock will remain fully paid and non-assessable.

The Amendments will be filed with the Nevada Secretary of State if and when the Board of Directors determines, in its sole discretion, to file the Amendment, but in no event sooner than 20 calendar days after the date the Information Statement is first mailed to our stockholders (or, on or after May 19, 2011). We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

No action is required by you.  Because the written consent of a majority of the voting power of our securities to approve the Amendment satisfies all applicable stockholder voting requirements, we are not asking you for a proxy.  We are making this Information Statement available to you solely to inform you of the approval of the Amendment by the holder of a majority of the voting power of our shares.  Certain rules and regulations of the Securities and Exchange Commission (“SEC”) require that we notify you of these approvals because they were obtained by written consent of the holders of the majority voting power in lieu of a meeting.

This Information Statement is being first sent or given to security holders on or about May 10, 2011.

MEETING NOT REQUIRED

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by stockholders holding shares entitling them to exercise at least a majority of the voting power of the company.  Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding not less than at least a majority of the voting power of the company.  In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of certain stockholders holding the requisite number of votes that would be necessary to authorize or take such action.  Our Bylaws, as amended, also permits action to be taken by the written consent of the stockholders holding not less than at least a majority of the voting power of the company.

DISSENTERS’ RIGHT OF APPRAISAL

There are no dissenter’s rights of appraisal applicable to this action to adopt the Amendment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of April 18, 2011, our authorized capitalization consisted of 200,000,000 shares of common stock (the “Common Stock”), of which 188,143,368 shares were issued and outstanding, and 50,000,000 shares of preferred stock, of which no shares were issued and outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

CONSENTING STOCKHOLDERS

The approval of the Amendment requires the consent of no less than at least a majority of the voting power of the Company.    The following stockholders, owning the number of shares set forth opposite their names, consented in writing to the Amendment:

Linlithgow Holdings, LLC	16,982,000
Robert J. McNulty	505,000
Wendy Borow-Johnson	606,000
Mark V. Noffke	2,051,408
Mark Doumani	606,000
MIK Irrevocable Trust	962,000
Harborview Master Fund LP	15,911,248
The Stacy Group LLC	13,967,402
Big Rose LLC	13,931,236
LaJolla IPO, Inc.	15,000,000
Surf Financial Group, LLC.	15,000,000
Porter Capital LLC.	4,060,320
99,582,614

Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s certificate of incorporation, actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding not less than at least a majority of the voting power of the company.  Our Bylaws require the same proportion of votes.  Accordingly, the Amendment was duly approved and no further votes will be needed.

No consideration was paid for the consent of any consenting stockholder.

REVERSE  STOCK SPLIT AND PROPORTIONAL DECREASE IN NUMBER OF ISSUED SHARES OF COMMON STOCK

As of April 18, 2011, there were 188,143,368 shares of our Common Stock issued and outstanding.  However, only approximately 130,000,000 of those shares were shares eligible for trading on the OTC Bulletin Board.  During the past three months, the average daily trading volume of our Common Stock on the OTC Bulletin Board has been 3,603,470 shares. The primary purpose for effecting the Reverse Split is to facilitate investment in the Company, and create more credibility for the Company by having fewer shares with a potentially higher trading share price.  The Company also believes that the Reverse Split will provide better flexibility in acquiring operating businesses and raising additional capital in the future.
In determining to recommend the Reverse Split, and in light of the foregoing, our Board of Directors considered, among other things, that a sustained higher per share price of our common stock, which may result from the Reverse Split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company.  Our Board of Directors has determined that investors who would otherwise be potential investors in our common stock would prefer to invest in shares that trade in a price range higher than the range in which our common stock currently trades.

In addition, our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels.  For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks.  Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks.  Our Board of Directors believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the Reverse Split, some of these concerns may be ameliorated.  The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of our common stock.
Our Board of Directors has unanimously adopted a resolution approving and recommending to the stockholders for their approval, a proposal to grant discretionary authority to our Board of Directors to amend our Certificate of Incorporation (the “Amendment”) to effect a reverse stock split of our Common Stock at any time prior to next annual meeting of stockholders, but in no event after December 31, 2011, at a reverse split ratio in the range of between 1-for-2 and 1-for-30, which specific ratio will be determined by our Board of Directors (the “Reverse Stock Split”).  The exact stock split ratio and timing of the Reverse Stock Split (if at all) will be determined at the discretion of the Board of Directors.

As this proposal is approved, our Board of Directors are granted the discretionary authority to select any whole number ratio between 1-for-2 to 1-for-30 for the Amendment and the Reverse Stock Split, and will be authorized to implement the Amendment and effect the Reverse Stock Split at any time prior to our next annual meeting of stockholders but no later than December 31, 2011, with the exact exchange ratio and timing of the Reverse Stock Split (if at all) to be determined at the discretion of the Board of Directors. Our Board of Directors’ decision whether or not (and when) to file the Amendment and effect the Reverse Stock Split (and at what whole number ratio to effect the Reverse Stock Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our Common Stock, and the trading volume of the Common Stock.

 Upon the approval of the Amendment and Reverse Stock Split, the Company reserves the right not to file the Amendment and effect the Reverse Stock Split if our Board of Directors does not deem it to be in the best interests of the Company and its stockholders. Except pursuant to outstanding warrants and convertible debentures, we have no present agreement or commitment, however, to issue any additional shares of common stock. The form of the Amendment to our Certificate of Incorporation is attached to this informational statement as Appendix A.  In determining which ratio to implement, if any, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock; and

•	prevailing general market and economic conditions.

Effects of Reverse Stock Split

If the Reverse Stock Split is implemented, the principal effects will be to decrease the number of outstanding shares of the Common Stock based on the stock split ratio selected by the Board.  As of March 31, 2011, approximately 188,143,368 shares of our Common Stock were issued and outstanding.  Based on this number of shares issued and outstanding and, for illustrative purposes only, assuming a split ratio of 1-for-10, the Company would have approximately 18,814,337 shares outstanding immediately following the completion of the Reverse Stock Split.

The proposed Revere Stock Split will affect all of our stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in the Company. The proposed Reverse Stock Split will not affect voting rights and other rights and preferences of our stockholders, nor will it affect the number of our stockholders of record.

The Amendment to our Certificate of Incorporation to effect the Reverse Stock Split will not proportionately change the number of authorized shares of our Common Stock and our authorized Preferred Stock.  As a result, with respect to each class of capital stock, the Reverse Stock Split, if effected will change the proportion of authorized shares, which are unissued, to the shares that are issued.

If and when implemented, the Reverse Stock Split will also have the following other effects:

   • No scrip or fractional shares will be issued as a result of the Reverse Stock Split and any fractional shares which may be issuable will be rounded up to the nearest whole share,

  • The per share loss and net book value of our Common Stock will be increased because there will be a lessor number of shares of our Common Stock outstanding;

  •  The par value of the Common Stock will remain $0.001 per share;

  • The stated capital on our balance sheet attributable to the Common Stock will be decreased down to as much as 30 times its present amount, based upon the ultimate ratio of the Reverse Stock Split, and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

  • All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise thereof, down to as much as 30 times the number of shares of Common Stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, based upon the final ratio of the Reverse Stock Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Reverse Stock Split.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol BYOC. The Reverse Stock Split may also have the following effects on our Common Stock as it relates the public markets:

  • If implemented, immediately following the effective date of the Reverse Stock Split the market price of our Common Stock as quoted on the OTC Bulletin Board may increase up to 30-fold depending upon the final ratio of the Reverse Stock Split, and thereafter the quoted price will be subject to ordinary market conditions, and

  • The CUSIP number of our Common Stock will not change.

The following tables reflect the outcome of the increase number of authorized shares for both Common and Preferred along with a proforma presentation of a mid-level stock split of 1 for 15 and a maximum stock split of 1 for 30.

COMMON	Authorized Shares	Issued Shares	Reserved Shares Noteholders	Reserved Shares Warrants	Shares Available to be Issued

Present	200,000,000	188,143,368	260,000,000	118,000,000	(366,143,368)
After Authorized Increase	1,000,000,000	188,143,368	260,000,000	118,000,000	433,856,632
After Reverse Stock Split	1,000,000,000	12,542,892	17,333,334	7,866,667	962,257,107
1 for 15

After Reverse Stock Split	1,000,000,000	6,271,446	8,666,667	3,933,334	981,128,553
1 for 30

PREFERRED	Authorized Shares	Issued Shares	Reserved Shares Noteholders	Reserved Shares Warrants	Shares Available to be Issued

Present	50,000,000	-	-	-	50,000,000
After Authorized Increase	250,000,000	-	-	-	250,000,000
After Reverse Stock Split	250,000,000	-	-	-	250,000,000
1 for 15

After Reverse Stock Split	250,000,000	-	-	-	250,000,000
1 for 30

Effectiveness of Reverse Stock Split

 The Reverse Stock Split would become effective upon the filing and effectiveness of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Nevada. However, the exact timing of the filing of the Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, if at all.  Accordingly, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its stockholders to proceed with the Reverse Stock Split.

If the Board fails to implement the Reverse Stock Split by the next annual meeting (but no later than December 31, 2011), stockholder approval would be required again prior to implementing any stock split.

Effect on Stock Certificates

If approved, the Reverse Split will become effective as of the date of filing the amendment documents, with such date being referred to as the “effective time.”  At the effective time, the reverse share ratio amount approved by our Board of Directors, assuming  the maximum that each lot of thirty shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of common stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Pre-Split Shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of Post-Split Shares.

The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective time, a letter of transmittal will be sent to our shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing Pre-Split Shares in exchange for certificates representing Post-Split Shares in accordance with the procedures set forth in the letter of transmittal.  No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.  Direct registration accounts and any new stock certificates that are issued after the Reverse Split becomes effective will give effect to the Reverse Split.  SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

 Certain Federal Income Tax Consequences of Reverse Stock Split and Increase In Authorized Number of Shares

 The following is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation.

 The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a stockholder generally should not recognize gain or loss upon the Reverse Stock Split.  A stockholder’s aggregate tax basis in the shares of the Common Stock owned after the Reverse Stock Split should equal the aggregate tax basis of the shares of the Common Stock owned before the stock split, and such stockholder’s holding period in the shares of the Common Stock received should include the holding period in the shares of the Common Stock held prior to the split. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of the Common Stock received pursuant to the Reverse Stock Split to the shares of the Common Stock owned.

STOCKHOLDINGS OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 31, 2011, with respect to (i) those persons known to us to beneficially own more than 5% of our voting securities, (ii) each of our directors, (iii) each of our executive officers, and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the beneficial owners have sole voting and dispositive power with respect to the shares beneficially owned.  As of March 31, 2011, there were 188,143,368 shares of the Company’s Common Stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock

Certain Beneficial Owners:

Surf Financial Group LLC. 5575 La Jolla Blvd La Jolla, CA 92037	15,000,000		7.97%

La Jolla IPO Inc. 5575 La Jolla Blvd La Jolla, CA 92037	15,000,000		7.97%

Linlithgow Holdings, LLC (3) 1000 North Green Valley Parkway # 440-450 Henderson, NV 89074	38,267,895		18.69%

Big Rose LLC (4) 1000 North Green Valley Pkwy, Henderson, NV 89074	13,931,236		7.40%

The Stacy Group LLC(5) 201 South Biscayne Blvd Miami, FL 33131	19,967,402		10.28%

Harborview Master Fund, L.P. (6) 850 Third Avenue Suite 1801 New York, NY 10022	29,411,248	(7)	14.81%

Directors/Named Executive Officers:

Robert J. McNulty (8) President, Chief Executive Officer and Chairman	65,590,961		25.85%

Mark Noffke Chief Financial Officer, Executive Vice President Finance and Director	2,051,408		1.09%

Jimmy “Bo” White Executive Vice President	2,530,714		1.35%

Wendy Borow-Johnson Director	1,606,000		0.85%

Mark Guest Director	—		*

All directors and named executive officers as a group (5 persons) (9)	71,779,083		28.29%

*  Less than 1%.

(1)      Unless otherwise indicated, the business address of each person listed is c/o Beyond Commerce, Inc., 750 Coronado Center Drive, Suite 120, Henderson, NV 89052.
(2)      For purposes of this table, shares are considered beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities.  Shares are also considered beneficially owned if a person has the right to acquire beneficial ownership of the shares within 60 days of the date of this prospectus.
(3) Rhett J. McNulty, the son of Robert J. McNulty, is the managing partner of Linlithgow Holdings, LLC.  Mr. Robert McNulty is not a member or manager of Linlithgow Holdings LLC and he disclaims any beneficial interests in these shares. Mr. Robert McNulty does not exercise any voting rights in respect of these shares nor does he have any right to dispose of these shares. Linlithgow Holdings, LLC is also considered the beneficial owner of 21,285,896 shares through its ownership of $638,576.86 convertible notes that currently can be converted at $0.03 per share and warrants to acquire 6,592,300 shares of our common stock at exercise prices ranging from $0.01 to $0.10 per share.
(4)      Renee Muller has voting control and investment discretion over the shares held by Big Rose LLC.  Ms. Muller is the sole member of Big Rose LLC.
(5)      Includes 4,000,000 shares issuable upon the conversion of outstanding convertible promissory note; (ii) 13,967,402 shares directly held by such stockholder; and (iii) 2,000,000 shares issuable upon the exercise of warrants. The convertible promissory note has a conversion price for the Common Stock at the lesser of (i) $0.10, or (ii) 60% of the lowest the daily volume weighted average price of the Common Stock for the ten Trading Days preceding each Conversion Date. In our calculation we assumed a $0.05 per share conversion rate. The convertible promissory notes and warrants held by The Stacy Group LLC. prohibit the conversion of the promissory notes or exercise of the warrants if such conversion or exercise would result in the holder owning beneficially more than 4.99% of the outstanding shares of our Common Stock.  The shares reflected in this table do not reflect the foregoing 4.99% limitation.
(6)      Includes 15,911,248 shares beneficially owned by Harborview Master Fund, L.P., and 3,000,000 shares beneficially owned by Harborview Capital Management LLC. Harborview Advisors LLC is the general partner of both Harborview Master Fund, L.P. and Harborview Capital Management LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have shared voting and disposition power with respect to the shares held by Harborview Master Fund, L.P. and Harborview Value Master Fund, LP.  Messrs. Rosenblum and Stefansky disclaim beneficial ownership of such shares.  The convertible promissory notes and warrants held by Harborview Master Fund, L.P. and Harborview Value Master Fund, L.P. prohibit the conversion of the promissory notes or exercise of the warrants if such conversion or exercise would result in the holder owning beneficially more than 4.99% of the outstanding shares of our Common Stock.  The shares reflected in this table do not reflect the foregoing 4.99% limitation.
(7)      Includes 3,500,000 shares issuable upon the conversion of outstanding convertible promissory notes; (ii) 18,911,248 shares directly held by such stockholder as discussed in 6 above; and (iii) 7,000,000 shares issuable upon the exercise of warrants. In our calculation we assumed a $0.05 per share conversion rate. The convertible promissory notes and warrants held by Harborview Master Fund, L.P. prohibit the conversion of the promissory notes or exercise of the warrants if such conversion or exercise would result in the holder owning beneficially more than 4.99% of the outstanding shares of our Common Stock.  The shares reflected in this table do not reflect the foregoing 4.99% limitation.
(8)      Mr. Robert McNulty in a transaction completed in February 2011 acquired from Infusion Brands Inc. (fka Omni Reliant Holdings, Inc.) all of its convertible notes and warrants. Mr. McNulty through this transaction is now the beneficial owner of 65,085,961 of our common stock through his ownership of $1,623,322 of our convertible promissory notes whose conversion price is currently $0.10 per share and warrants to acquire 48,852,741 shares of our common stock at an exercise price of $0.10 per share. There are 505,000 shares directly held by this stockholder.
(9)   Includes the beneficial ownership by Mr. Robert McNulty of 65,085,961 through his ownership of $1,623,322 of our convertible promissory notes and warrants to acquire 48,852,741 shares of our common stock.

PROPOSALS BY SECURITY HOLDERS

As of the date of this Information Statement, no proposals have been received by the Company.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters.  Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.  Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements, as filed with the SEC. You are encouraged to review the Annual Report and any subsequent information we filed or will file with the SEC and other publicly available information.

May 10, 2011	By Order of the Board of Directors,

/s/ ROBERT MCNULTY
Robert McNulty
Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
 CERTIFICATE OF INCORPORATION
OF
BEYOND COMMERCE, INC.

Beyond Commerce, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Nevada (the “Corporation”), does hereby certify that:

The Certificate of Incorporation is hereby amending  Article I, Section 5 of the Corporation’s Bylaws, of the Corporation on the date hereof (the “Bylaws”), permitting such action to be taken.

Amendment to the Articles of Incorporation

This corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.”  The number of shares of Common Stock authorized to be issued is 1,000,000,000 with a par value of $.001 per share.  The number of shares of Preferred Stock authorized to be issued is 250,000,000 with a par value of $.001 per share.  The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the Nevada, for each [INSERT NUMBER] shares of the Corporation’s common stock, $0.001 par value per share, issued and outstanding, will be exchanged into one share, reclassified as, and converted into shares of common stock, $0.001 par value per share, of the Corporation, with any fractional shares rounded up to the nearest whole share.”

2.           The foregoing amendment was duly adopted in accordance with the provisions of NRS 78.385 AND 78.390 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, Beyond Commerce, Inc. has caused this Certificate to be executed by its authorized officer on this ___ day of _________________, 2011.

BEYOND COMMERCE, INC.

By:
Name: Mark Noffke
Office: Chief Financial Officer